EXHIBIT 4.42

AMENDMENT NO. 3 TO SERIES 2009-1 SUPPLEMENT

THIS AMENDMENT NO. 3, dated as of April 23, 2010 (the “Amendment”), to the Agreement (as defined below), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Issuer”), Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”), and consented to by Wells Fargo Bank, National Association, as Control Party for Series 2009-1 (“WFBNA”).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Series 2009-1 Supplement, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                         Defined Terms.  Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Agreement.

SECTION 2.                                         Amendments to Agreement.

(a)                                                                                              The definition of “Base Rate” in Section 101 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Base Rate” means on any date, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% per annum, and (c) if a Series 2009-1 Noteholder has notified the Issuer in writing that Market Disruption Pricing Event is then continuing with respect to a Series 2009-1 Noteholder, an interest rate per annum solely with respect to such Series 2009-1 Noteholder equal to the lesser of (x) one and one half of one percent (1.50%) over the then Adjusted Eurodollar Rate (determined in accordance with the terms of this Supplement) and (y) the Actual Cost of Funds (as such term is set forth in the definition of Market Disruption Pricing Event).  Such Series 2009-1 Noteholder shall notify the Issuer in writing of its Actual Cost of Funds for such Interest Accrual Period, which notification shall be determinative absent manifest error.”

(b)                                                                                             The definition of “Eurodollar Disruption Event” in Section 101 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Eurodollar Disruption Event” means as of any date of determination, the existence of any of the following events or conditions: (a) a reasonable determination by a Series 2009-1 Noteholder that it would be contrary to law, or to the directive of any central bank or other governmental authority (whether or not having the force of law), to obtain Dollars in the London interbank market to make, fund or maintain its investment in any Series 2009-1 Note, (b) the inability of a Series 2009-1 Noteholder (due to no fault of its own) to obtain Dollars in the London interbank market to make, fund or maintain its investment in any Series 2009-1 Note, (c) a determination by a Series 2009-1 Noteholder (or any of its assignees or participants) or the related Deal Agent that the Adjusted Eurodollar Rate does not accurately reflect the rate at which deposits of Dollars are being offered to such Series 2009-1 Noteholder in the London interbank market, or (d) any Series 2009-1 Noteholder (or any of its assignees or participants) shall have notified the Deal Agent of the inability, for any reason, of such Series 2009-1 Noteholder (or any of its assignees or participants) to determine the Adjusted Eurodollar Rate.

(c)                                                                                              The definition of “Majority of Holders” in Section 101 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Majority of Holders” means, with respect to the Series 2009-1 Notes, one of the following:

(A)                                          if there are two or fewer Series 2009-1 Noteholders, Series 2009-1 Noteholders representing one hundred percent (100%) of the then Aggregate Series 2009-1 Principal Balance;

(B) if there are at least three Series 2009-1 Noteholders but not more than five Series 2009-1 Noteholders, Series 2009-1 Noteholders representing in aggregate more than sixty-six and two-thirds percent (66 2/3%) of the then Aggregate Series 2009-1 Principal Balance; or

(C) at all times not covered by clause (A) or clause (B), one or more Series 2009-1 Noteholders representing in aggregate more than fifty percent (50%) of the then Aggregate Series 2009-1 Principal Balance.”

(d)                                                                                             The definition of “Market Disruption Pricing Event” is inserted in Section 101 of the Agreement in the appropriate alphabetical order.

“Market Disruption Pricing Event” means, with respect to a Series 2009-1 Noteholder, the existence of all of the following events or conditions on the date on which the applicable interest rate for the immediately succeeding Interest Accrual Period is being determined:

(i)                                     a determination is made by such Series 2009-1 Noteholder (or any of its assignees or participants) or the related Deal Agent that the Adjusted Eurodollar Rate (as determined in accordance with the terms of this Supplement) does not accurately reflect the actual cost of funds (the “Actual Cost of Funds”) to such Series 2009-1 Noteholder (or assignee or participants) of making, funding or maintaining any Series 2009-1 Advance for such Interest Accrual Period;

(ii)                                  the Actual Cost of Funds for such Interest Accrual Period exceeds the Adjusted Eurodollar Rate by more than one percent (1.00%);

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(iii)                               a Market Disruption Pricing Event was not in effect for such Series 2009-1 Noteholder on more than six occasions during the immediately preceding fifteen (15) months;

(iv)                              the Adjusted Eurodollar Rate is determinable in accordance with the terms of this Supplement; and

(v)                                 such Series 2009-1 Noteholder does not typically use in its normal operation either the Prime Rate or the Federal Funds Rate as a means of measuring interest rates payable by borrowers or other obligors.

(e)                                                                                              Section 209 of the Supplement is amended to read as follows:

“In the event (i) any Series 2009-1 Noteholder (or any Indemnified Party with respect to any Series 2009-1 Noteholder) delivers a certificate requesting compensation pursuant to Section 206 or Section 207 or Section 208 hereof or declaring a Market Disruption Pricing Event, (ii) the Issuer is required to pay any additional amount to any Series 2009-1 Noteholder (or any Indemnified Party with respect to any Series 2009-1 Noteholder) or any Governmental Authority on account of any Series 2009-1 Noteholder (or any Indemnified Party with respect to any Series 2009-1 Noteholder) pursuant to Section 206 or (iii) any Series 2009-1 Noteholder does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Supplement or any other Transaction Document requested by the Issuer (and the Issuer has satisfied all other conditions precedent to such amendment or waiver but for receiving the consent of such Series 2009-1 Noteholder), the Issuer may, at its sole expense and effort, upon notice to such Series 2009-1 Noteholder, require such Series 2009-1 Noteholder to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in the Indenture), all of its interests, rights and obligations under this Supplement and the other Transaction Documents to an assignee that shall assume such assigned obligations (which assignee may be another Series 2009-1 Noteholder, if a Series 2009-1 Noteholder accepts such assignment); provided that:

(i)                                     such Series 2009-1 Noteholder shall have received payment of an amount equal to the outstanding principal of its Series 2009-1 Note, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the Issuer or the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts);

(ii)                                  in the case of any such assignment resulting from a claim for compensation under Section 207 or 208 or payments required to be made pursuant to Section 206, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)                               such assignment does not conflict with Applicable Law.”

SECTION 3.                                         Representations and Warranties.  The Issuer hereby confirms that each of the representations and warranties set forth in Article VI of the Agreement is true and correct as of the date first written above with the same effect as though each had been made as of such

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date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

SECTION 4.                                         Effectiveness.

(a)                                  Except as expressly amended by the terms of this Amendment, all terms and conditions of the Agreement, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

(b)                                 This Amendment shall be effective upon execution and delivery hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)                                  After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Agreement, and (ii) each reference in the Agreement to “this Agreement” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Agreement shall mean and be a reference to the Agreement as amended or modified hereby.

(d)                                 Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.

SECTION 5.                                         Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which shall be executed by the Issuer, the Indenture Trustee and the Control Party, and be deemed an original and all of which shall constitute together but one and the same agreement.

SECTION 6.                                         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

SECTION 7.                                         Consent to Jurisdiction.  The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 8.                                         Entire Agreement.  This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TAL ADVANTAGE III LLC, as Issuer

By:
Name:
Title:

Amendment 3 to Series 2009-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title:

Amendment 3 to Series 2009-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Control Party for Series 2009-1

By:

Name:
Title:

Amendment 3 to Series 2009-1 Supplement